Exhibit 15
Letter Re: Unaudited Interim Financial Information
Sprint Nextel Corporation
Reston, VA
With respect to this registration statement on Form S-3, we acknowledge our awareness of the use therein of our report dated May 4, 2006, related to our review of interim financial information included in Sprint Nextel’s Form 10-Q as of and for the quarter ended March 31, 2006.
Pursuant to Rule 436 under the Securities Act of 1933 (the ‘Act’), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
McLean, Virginia
August 7, 2006